Exhibit 10.3

Note: This is an amendment to the April 29, 2018 agreement later updated on October 17, 2018 herein attached as Exhibit A.

Mr. Benjamin Sexson

22655 Napoli

Laguna Hills, CA 92653

Dear Ben:

Per our email exchange dated April 29, 2019, subject: shares, and herein attached as Exhibit B, it is mutually agreed that Section 4 “Equity Grant” of my employment contract dated April 29, 2018 and later amended on October 17, 2018 shall be amended to the below:

“Section 4. Equity Grant. Subject to approval by the Board you shall be granted 48,927,010 shares of the Company’s common stock under the Company’s 2019 Stock Option and Grant Plan (the “Plan”). All shares of Company common stock granted to you shall be subject to repurchase and forfeiture as set forth in Restricted Stock Agreement, which shall provide that, subject to Section 6, the granted shares shall vest as follows: (i) 25% of the granted shares will vest on the three-month anniversary of the Commencement Date and (ii) thereafter, the remaining unvested shares will vest in equal quarterly installments over a three-year period, on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), commencing on September 30, 2018; provided, that upon a Sale Event (as defined in the Plan) all your then-unvested shares (to the extent not previously forfeited) shall vest. For the avoidance of doubt, the Company and the Board have reviewed and understands and accepts your academic and work experience, as the same has been provided to the Company by you. Accordingly, and assuming the accuracy of your academic and work experience, the definition of “Cause”, as applicable to any termination of your employment by the Company (whether under the Plan, your Restricted Stock Agreement or otherwise) shall not include, and shall not be triggered by, the Company’s or the Board’s assertion or belief that you lack requisite experience for your position. In addition to the foregoing equity grant, you shall be eligible for additional grants of Company common stock or options to acquire Company common stock at such time and on such terms as determined by the Company’s board of directors.

You shall also receive pre-emptive rights permitting you to preserve your vested equity position in the Company in the event of any additional issuances of Company common stock (or securities convertible into common stock), at a per-share price equal to the then current fair market value, as reasonably determined by the Board in good faith.”

Please confirm your agreement with all of the foregoing by signing and returning a copy of this letter to the company.

[Signature Page Below]

Sincerely,

Monogram Orthopaedics Inc.

By:	/s/ Doug Unis
Name:	Doug Unis
Title:	Founder, CMO & Board Member
Date:	4/30/2019

Accepted and Agreed:

/s/ Benjamin Sexson
Benjamin Sexson
Date: 4/29/2019

Exhibit A

Note: This is an amendment to the April 29, 2018 agreement to reflect the term extension.

October 17, 2018

Mr. Benjamin Sexson

22655 Napoli

Laguna Hills, CA 92653

Dear Ben:

Monogram Orthopaedics Inc. (the “Company”) is pleased to offer you employment as the Chief Executive Officer of the Company (the “CEO”), commencing on April 29, 2018, or such other date as we agree (the “Commencement Date”). This letter sets forth certain terms of your employment.

1.Duties. As CEO you will have and be expected to perform such duties and responsibilities that are commensurate with that position for a Delaware corporation, subject to the advice and direction of the Company’s board of directors (“Board”). As CEO you will be appointed as a Board director. You agree that if you cease to serve as the CEO for any reason you shall promptly resign from the Board. The period of your employment with the Company is referred to herein as the “Term”.

2.Base Salary. Your initial annual base salary will be $70,000.00. At such time as the Company has raised $500,000 of new financing from Mount Sinai (or any affiliates thereof) or other third party investors, your annual base salary shall be increased to $120,000. If the Company closes a round of equity financing of at least $5,000,0000 (a “Preferred Round”) on or prior to December 31, 2019, your annual base salary shall be increased to $250,000. All payments of your base salary shall be made in accordance with the Company’s normal payroll practices and subject to all applicable withholdings for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.Performance Bonuses. During each calendar year during the Term, commencing with the 2018 calendar year, you will be eligible to earn an annual bonus in an amount of 50% of your aggregate base salary earned in such year, subject to the achievement of Company performance metrics and individual performance goals, milestones and objectives, as established from time to time by an appropriate committee of the Board, in consultation with you in your individual capacity. For the 2018 calendar year, such metrics shall include the successful closing of a Preferred Round on or prior to April 30, 2019. Accordingly, if a Preferred Round is closed (or if any staged closings occur) after December 31, 2018, but prior April 30, 2019, your bonus for the 2018 calendar year will be increased correspondingly and such increased portion paid promptly following such closing(s).

4.Equity Grant. Subject to approval by the Board and your execution of the Company’s standard form of Restricted Stock Agreement for executives (the “Restricted Stock Agreement”), you will be eligible to receive shares of the Company’s common stock under the Company’s 2017 Stock Option and Grant Plan (the “Plan”) equaling 15% of the Company’s outstanding common stock on a fully-diluted basis as of the grant date and after giving effect to the grant. If the Company closes Preferred Round on or prior to December 31, 2019 (and provided that you are still employed by the Company at the time of such closing), the Company shall issue you an additional award of restricted shares of Company common stock under the Plan in an amount such that, after giving effect to such additional issuance, you have been granted shares of common stock equal to 15% of the Company’s outstanding common stock on a fully-diluted basis upon closing of (and giving effect to) the Preferred Round. If the Preferred Round closes in multiple tranches (including tranches closed in the future, if initial closings of at least $3,000,000 occur by December, 2019), you will receive an additional award upon the closing of each tranche, in accordance with the foregoing. All shares of Company common stock granted to you shall be subject to repurchase and forfeiture as set forth in Restricted Stock Agreement, which shall provide that, subject to Section 6, the granted shares shall vest as follows: (i) 25% of the granted shares will vest on the three-month anniversary of the Commencement Date and (ii) thereafter, the remaining unvested shares will vest in equal quarterly installments over a three-year period, on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), commencing on September 30, 2018; provided, that upon a Sale Event (as defined in the Plan) all your then-unvested shares (to the extent not previously forfeited) shall vest. For the avoidance of doubt, the Company and the Board have reviewed and understands and accepts your academic and work experience, as the same has been provided to the Company by you. Accordingly, and assuming the accuracy of your academic and work experience, the definition of “Cause”, as applicable to any termination of your employment by the Company (whether under the Plan, your Restricted Stock Agreement or otherwise) shall not include, and shall not be triggered by, the Company’s or the Board’s assertion or belief that you lack requisite experience for your position. In addition to the foregoing equity grant, you shall be eligible for additional grants of Company common stock or options to acquire Company common stock at such time and on such terms as determined by the Company’s board of directors.

You shall also receive pre-emptive rights permitting you to preserve your vested equity position in the Company in the event of any additional issuances of Company common stock (or securities convertible into common stock), at a per-share price equal to then current fair market value, as reasonably determined by the Board in good faith.

5.Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in all benefit programs generally available to the Company’s full-time employees, consistent with specific program eligibility and contribution requirements. Prior to the closing of a Preferred Round, you will be entitled to two weeks’ paid vacation each calendar year. Following the closing of a Preferred Round, your vacation allowance will increase to four weeks’ of paid vacation per each calendar year. Any such vacation shall be taken at such times as you elect, subject to reasonable advance notice to the Board and your reasonable availability to participate in conference calls in urgent circumstances.

6.Employment at Will; Termination. Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause. Neither this letter nor any other communication should be construed as a contract of employment for a particular period of time. Notwithstanding the foregoing, in the event of an involuntary termination of your employment by the Company (or any successor thereto) without Cause (as such term is defined in the Plan), then: (i) you shall be entitled to receive severance payments in amount equal to six months’ of your base salary at the rate then in effect on the date of notice of your termination, payable in accordance with the Company’s payroll practices; and (ii) the vesting of then-unvested shares of Company common stock granted to you shall be accelerated.

7.Loans to the Company. If and to the extent you loan any funds to the Company (included but not limited to amounts loaned for retention of investment bankers), such loans shall be made pursuant to a written Secured Convertible Promissory Note on the same terms as loans made to the Company by Doug Unis.

8.Company Non-Disclosure Agreement. Prior to or promptly following commencement of your employment you will be required to execute and deliver to the Company a Non-Disclosure, Assignment of Inventions and Restrictive Covenant Agreement, which shall include appropriate carve-outs for pre-existing intellectual property created by you and other intellectual properties unrelated to the business of the Company as reasonably agreed between you and the Company.

9.No Restrictions; No Use of Others’ Confidential Information. By your signature below, you certify to the Company that you are free to enter into and fully perform the duties as CEO and that you are not subject to any employment, confidentiality, non-competition or other agreement, or any order, judgment or injunction, that would prohibit or otherwise restrict your employment by or performance of your duties to, the Company. Moreover, you agree that during the Term you will not engage in any other employment, occupation, consulting, or other business activity [that is competitive with the business in which the Company is now involved or becomes involved during the Term, nor will you engage in any other activities] that conflict with your obligations to the Company. Similarly, you agree not to bring or disclose to the Company any confidential or proprietary information of a third party (including any former employer) that you are required, whether by contract or law, to retain as confidential, and that you will not in any way utilize any such confidential or proprietary information in performing your duties for the Company.

10.Miscellaneous. This offer letter constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company, and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. This offer letter and the terms of your employment (other than matters subject to Delaware law pursuant to the Restricted Stock Agreement) shall be governed by the law of the State of New York. By your signature below you submit to the jurisdiction of the state and federal courts located in the Southern District of New York for purposes of the resolution of any dispute arising out of or in connection with this Agreement. No amendment of any provision of this offer shall be effective unless in writing and signed by you and the Company.

[Remainder of Page Left Blank]

Please confirm your agreement with all of the foregoing by signing and returning a copy of this letter to the Company.

Sincerely,

MONOGRAM ORTHOPAEDICS INC.

	By:	/s/ Doug Unis
	Name:	Doug Unis
	Title:	President

Accepted and Agreed:

/s/ Benjamin Sexson
Benjamin Sexson

Date: October 17, 2018

Exhibit B

Total Raise	20,000,000
Series-A Pre-Sinai Non Dilution	7,848,000
Series-A Post Sinai Non Dilution	12,152,000

				Total Common Stock						Total Shareholdings
Shareholders	Common Stock as of 12/31/18	Shares Issued in 2019	Total Common Stock	Fully- Diluted (w/o Warrants)	Fully- Diluted (w/ Warrants)	Warrants	Employee Options	Management Options	Total Shareholdings	Fully- Diluted (w/o Warrants)	Fully- Diluted

Management		42,118,185
Douglas Unis Total	41,305	1,915,797	1,957,101	17.851%	16.593%	—	—	0	1,957,101	17.851%	16.593%
Douglas Unis Founder & CMO	37,996	1,684,727	1,722,723	15.714%	14.606%	—	—	0	1,722,723	15.714%	14.606%
Doug Unis Sinai[2]	3,309	231,069	234,378	2.138%	1.987%	—	—	—	234,378	2.138%	1.987%
Ben Sexson (management)[3]	—	1,957,080	1,957,080	17.851%	16.593%	—	—	0	1,957,080	17.851%	16.593%
									(21)
Non-Management
Sulaiman Somani Total	12,673	88,873	101,545	0.926%	0.861%	—	44,000	—	145,545	1.328%	1.234%
Sulaiman Somani Dir. Software	11,400	—	11,400	0.104%	0.097%	—	44,000	—	55,400	0.505%	0.470%
Sulaiman Somani Sinai[2]	1,273	88,873	90,145	0.822%	0.764%	—	—	—	90,145	0.822%	0.764%
Matthew Dicicco	11,400	—	11,400	0.104%	0.097%	—	57,000	—	68,400	0.624%	0.580%
Anthony Costa Total	8,346	35,549	43,896	0.400%	0.372%	—	—	—	43,896	0.400%	0.372%
Anthony Costa Advisor	7,837	—	7,837	0.071%	0.066%	—	—	—	7,837	0.071%	0.066%
Anthony Costa Sinai[2]	509	35,549	36,058	0.329%	0.306%	—	—	—	36,058	0.329%	0.306%
Brian Jin	—	—	—	0.000%	0.000%	—	13,000	—	13,000	0.119%	0.110%
Gavriel Feurer	1,900	—	1,900	0.017%	0.016%	—	—	—	1,900	0.017%	0.016%
Ilya Borukhov	—	—	—	0.000%	0.000%	—	2,200	—	2,200	0.020%	0.019%
Kristen Thoelen	—	—	—	0.000%	0.000%	—	2,200	—	2,200	0.020%	0.019%
Diana DiRaffaele	—	—	—	0.000%	0.000%	—	2,200	—	2,200	0.020%	0.019%

MSSM Total	15,286	1,066,474	1,081,760	9.867%	9.172%	—	—	—
MSSM	10,196	710,983	721,179	6.578%	6.115%				721,179	6.578%	6.115%

Warrants
Pro-Dex 5% Warrant	—	—	—	0.000%	0.000%	589,725	—	—	589,725	5.379%	5.000%
ZB Capital Partners Warrant	—	—	—	0.000%	0.000%	241,464	—	—	241,464	2.202%	2.047%